News

DENBURY RESOURCES RECEIVES
CONTINUED LISTING STANDARD NOTICE FROM NYSE

PLANO, TEXAS – March 6, 2020 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that on March 5, 2020, it received formal notice from the New York Stock Exchange that the average closing price of the Company’s shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE.

Denbury intends to notify the NYSE of its intent to cure the deficiency and return to compliance with the NYSE continued listing requirements within the six-month cure period. During the cure period, Denbury’s shares of common stock will continue to trade on the NYSE, subject to compliance with other continued listing requirements.

Denbury can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. Failure to satisfy the conditions of the cure period or to maintain other listing requirements could lead to a delisting.

The NYSE notification does not affect Denbury’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its debt obligations. Denbury is considering all available options to regain compliance with the NYSE’s continued listing standards, which may include a reverse stock split, subject to approval of the Company’s board of directors and stockholders.

ABOUT DENBURY RESOURCES

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to carbon dioxide enhanced oil recovery (CO2 EOR) operations. For more information about Denbury, please visit www.denbury.com.

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Statements regarding continued stock exchange listing, including continued compliance, means of regaining compliance, timing to do so, effect of a continued listing notice or a delisting on operations or debt obligations, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

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